Free Writing Prospectus pursuant to Rule 433 dated August 21, 2024 / Registration Statement No. 333-269296 STRUCTURED INVESTMENTS Opportunities in U.S. and International Equities GS Finance Corp.

Auto-Callable Trigger PLUS Based on the Price of the VanEck Semiconductor ETF due August 27, 2026

Principal at Risk Securities

The securities are unsecured notes issued by GS Finance Corp. and guaranteed by The Goldman Sachs Group, Inc.

You should read the accompanying preliminary pricing supplement dated August 20, 2024, which we refer to herein as the accompanying preliminary pricing supplement, to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc.

KEY TERMS		Payment on the Call Payment Date*
Issuer / Guarantor:	GS Finance Corp. / The Goldman Sachs Group, Inc.

If your securities are automatically called on the call observation date (i.e., on the call observation date the closing price of the underlying ETF is equal to or greater than the initial ETF price), the cash payment that we would deliver for each $1,000 principal amount of your securities on the call payment date would be $1,202.00. If, for example, the closing price of the underlying ETF on the call observation date was determined to be 130.00% of the initial ETF price, your securities would be automatically called and the cash payment that we would deliver on your securities on the call payment date would be 120.20% of the principal amount of your securities or $1,202.00 for each $1,000 of securities. No further payments would be made on the securities following an automatic call. You will not participate in any appreciation of the underlying ETF.

Underlying ETF:	VanEck Semiconductor ETF (Bloomberg symbol, “SMH UQ Equity”)
Index:	with respect to the underlying ETF, the MVIS® US Listed Semiconductor 25 Index
Pricing date:	expected to price on or about August 23, 2024
Original issue date:	expected to be August 28, 2024
Call observation date:	September 2, 2025, subject to postponement
Call payment date:	September 5, 2025, subject to postponement
Valuation date:	expected to be August 24, 2026	*assumes the amount payable on the call payment date if the securities are automatically called will be equal to $1,202.00.
Stated maturity date:	expected to be August 27, 2026, subject to postponement
Automatic call feature:

if, as measured on the call observation date, the closing price of the underlying ETF is greater than or equal to the initial ETF price, your securities will be automatically called and you will receive for each $1,000 principal amount an amount in cash equal to at least $1,202.00 (set on the pricing date). No payments will be made after the call payment date.

		Hypothetical Payment Amount At Maturity
		The Securities Have Not Been Automatically Called
		Hypothetical Final ETF Price (as Percentage of Initial ETF Price)	Hypothetical Payment at Maturity (as Percentage of Stated Principal Amount)

		200.000%	225.000%
Payment at maturity:	if the final ETF price is greater than the initial ETF price, the sum of (i) $1,000 plus (ii) the leveraged upside payment; if the final ETF price is equal to or less than the initial ETF price but greater than or equal to the downside threshold price, $1,000; or if the final ETF price is less than the downside threshold price, the product of (i) $1,000 times (ii) the ETF performance factor This amount will be less than the stated principal amount of $1,000, will represent a loss of more than 25.00% and could be zero.	150.000%	162.500%
		125.000%	131.250%
		110.000%	112.500%
		105.000%	106.250%
		100.000%	100.000%
		90.000%	100.000%
		85.000%	100.000%
		75.000%	100.000%
		74.999%	74.999%
Leveraged upside payment:	$1,000 × leverage factor × ETF percent increase	60.000%	60.000%
		50.000%	50.000%
Leverage factor:	125.00%	30.000%	30.000%
ETF percent increase:	(final ETF price – initial ETF price) / initial ETF price	25.000%	25.000%
Initial ETF price:	the closing price of the underlying ETF on the pricing date	0.000%	0.000%
Final ETF price:	the closing price of the underlying ETF on the valuation date
Downside threshold price:	75.00% of the initial ETF price
ETF performance factor:	final ETF price / initial ETF price
CUSIP / ISIN:	40058ETC0 / US40058ETC02
Estimated value range:	$900 to $960 (which is less than the original issue price; see the accompanying preliminary pricing supplement)

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying ETF (including historical closing prices of the underlying ETF), the terms of the securities and certain risks.

About Your Securities

The amount that you will be paid on your securities is based on the performance of the VanEck Semiconductor ETF. The securities may be automatically called on the call observation date.

Your securities will be automatically called if the closing price of the underlying ETF on the call observation date is greater than or equal to the initial ETF price (set on the pricing date), resulting in a payment on the call payment date equal to at least $1,202.00 (set on the pricing date). No payments will be made after the call payment date.

At maturity, if not previously called, (i) if the final ETF price (the closing price of the underlying ETF on the valuation date) is greater than the initial ETF price, the return on your securities will be positive and equal to the product of the leverage factor of 125.00% multiplied by the ETF percent increase (the percentage increase in the final ETF price from the initial ETF price); (ii) if the final ETF price is equal to or less than the initial ETF price but greater than or equal to the downside threshold price (75.00% of the initial ETF price), you will receive the principal amount of your securities; or (iii) if the final ETF price is less than the downside threshold price, you will receive a payment at maturity based on the ETF performance factor (the quotient of the final ETF price divided by the initial ETF price).

The securities are for investors who seek a return of at least 20.20% if their securities are automatically called or the potential to earn 125.00% of any positive return of the underlying ETF if their securities are not automatically called, in exchange for the risk of losing all or a significant portion of the principal amount of their securities if the securities remain outstanding to maturity.

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement, general terms supplement no. 8,999 and preliminary pricing supplement listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement, general terms supplement no. 8,999 and preliminary pricing supplement and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement, general terms supplement no. 8,999 and preliminary pricing supplement if you so request by calling (212) 357-4612.

The securities are notes that are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

●
Preliminary pricing supplement dated August 20, 2024
●
General terms supplement no. 8,999 dated February 13, 2023
●
Prospectus supplement dated February 13, 2023
●
Prospectus dated February 13, 2023

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying ETF (including historical closing prices of the underlying ETF), the terms of the securities and certain risks.

RISK FACTORS

An investment in the securities is subject to risks. Many of the risks are described in the accompanying preliminary pricing supplement, accompanying general terms supplement no. 8,999, accompanying prospectus supplement and accompanying prospectus. Below we have provided a list of certain risk factors discussed in such documents. In addition to the below, you should read in full “Risk Factors” in the accompanying preliminary pricing supplement, “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement no. 8,999, as well as the risks and considerations described in the accompanying prospectus supplement and accompanying prospectus. Your securities are a riskier investment than ordinary debt securities. Also, your securities are not equivalent to investing directly in the underlying ETF stocks, i.e., the stocks comprising the underlying ETF to which your Securities are linked. You should carefully consider whether the offered securities are appropriate given your particular circumstances.

The following risk factors are discussed in greater detail in the accompanying preliminary pricing supplement:

Risks Related to Structure, Valuation and Secondary Market Sales

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You May Lose Your Entire Investment in the Securities
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The Securities Are Subject to the Credit Risk of the Issuer and the Guarantor
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The Amount You Will Receive on the Call Payment Date Will Be Capped
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Your Securities Are Subject to Automatic Redemption
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The Amount You Will Receive on the Call Payment Date or on the Stated Maturity Date is Not Linked to the Closing Price of the Underlying ETF at Any Time Other Than on the Call Observation Date or the Valuation Date, as the Case May Be
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The Return on Your Securities May Change Significantly Despite Only a Small Incremental Change in the Price of the Underlying ETF
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The Return on Your Securities Will Not Reflect Any Dividends Paid on the Underlying ETF or the Underlying ETF Stocks
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The Estimated Value of Your Securities At the Time the Terms of Your Securities Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Securities
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The Market Value of Your Securities May Be Influenced by Many Unpredictable Factors
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Your Securities May Not Have an Active Trading Market
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If the Price of the Underlying ETF Changes, the Market Value of Your Securities May Not Change in the Same Manner
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Investing in the Securities is Not Equivalent to Investing in the Underlying ETF; You Have No Shareholder Rights or Rights to Receive Any Shares of the Underlying ETF or Any Underlying ETF Stock
▪
We May Sell an Additional Aggregate Stated Principal Amount of the Securities at a Different Issue Price
▪
If You Purchase Your Securities at a Premium to Stated Principal Amount, the Return on Your Investment Will Be Lower Than the Return on Securities Purchased at Stated Principal Amount and the Impact of Certain Key Terms of the Securities Will be Negatively Affected

Risks Related to Conflicts of Interest

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Other Investors May Not Have the Same Interests as You
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Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Securities and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Securities
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Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients, Could Negatively Impact Investors in the Securities

Additional Risks Related to the Underlying ETF

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The Policies of the Underlying ETF’s Investment Advisor and the Publisher of the Underlying ETF’s Index Could Affect the Amount Payable on Your Securities and Their Market Value
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There Is No Assurance That an Active Trading Market Will Continue for the Underlying ETF or That There Will Be Liquidity in Any Such Trading Market; Further, the Underlying ETF Is Subject to Management Risks, Securities Lending Risks and Custody Risks
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The Underlying ETF and Its Index Are Different and the Performance of the Underlying ETF May Not Correlate With the Performance of Its Index
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The Underlying ETF Is Concentrated in the Semiconductor Industry and Does Not Provide Diversified Exposure
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The Underlying ETF May Be Disproportionately Affected By the Performance of a Small Number of Stocks
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An Investment in the Offered Securities Is Subject to Risks Associated with Foreign Securities
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Government Regulatory Action, Including Legislative Acts and Executive Orders, Could Result in Material Changes to the Composition of an Underlying ETF with Underlying ETF Stocks from One or More Foreign Securities Markets and Could Negatively Affect Your Investment in the Securities
▪
Your Investment in the Securities Will Be Subject to Foreign Currency Exchange Rate Risk
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Even Though Currencies Trade Around-The-Clock, Your Securities Will Not

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying ETF (including historical closing prices of the underlying ETF), the terms of the securities and certain risks.

Risks Related to Tax

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The Tax Consequences of an Investment in Your Securities Are Uncertain
▪
Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Securities, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Securities to Provide Information to Tax Authorities

The following risk factors are discussed in greater detail in the accompanying general terms supplement no. 8,999:

Risks Related to Structure, Valuation and Secondary Market Sales

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Past Performance is No Guide to Future Performance
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The Calculation Agent Will Have the Authority to Make Determinations That Could Affect the Market Value of Your Notes, When Your Notes Mature and the Amount, If Any, Payable on Your Notes
▪
The Calculation Agent Can Postpone the Determination Date, Averaging Date, Call Observation Date or Coupon Observation Date If a Market Disruption Event or Non-Trading Day Occurs or Is Continuing
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With Respect to Notes Linked to Index Stocks or Exchange-Traded Funds, You Have Limited Anti-Dilution Protection
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With Respect to Notes Linked to Exchange-Traded Funds, Except to the Extent GS&Co. and One or More of Our Other Affiliates Act as Authorized Participants in the Distribution of, and, at Any Time, May Hold, Shares of, the Applicable Exchange-Traded Fund to Which Your Notes Are Linked, There Is No Affiliation Between the Investment Advisor of such Exchange-Traded Fund and Us

Risks Related to Conflicts of Interest

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Goldman Sachs’ Market-Making Activities Could Negatively Impact Investors in the Notes
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You Should Expect That Goldman Sachs Personnel Will Take Research Positions, or Otherwise Make Recommendations, Provide Investment Advice or Market Color or Encourage Trading Strategies That Might Negatively Impact Investors in the Notes
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Goldman Sachs Regularly Provides Services to, or Otherwise Has Business Relationships with, a Broad Client Base, Which May Include the Sponsors of the Underlier or Underliers or Constituent Indices, As Applicable, the Investment Advisors of the Underlier or Underliers, As Applicable, or the Issuers of the Underlier or the Underlier Stocks or Other Entities That Are Involved in the Transaction
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The Offering of the Notes May Reduce an Existing Exposure of Goldman Sachs or Facilitate a Transaction or Position That Serves the Objectives of Goldman Sachs or Other Parties

Risks Related to Tax

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Certain Considerations for Insurance Companies and Employee Benefit Plans

The following risk factors are discussed in greater detail in the accompanying prospectus supplement:

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The Return on Indexed Notes May Be Below the Return on Similar Securities
▪
The Issuer of a Security or Currency That Serves as an Index Could Take Actions That May Adversely Affect an Indexed Note
▪
An Indexed Note May Be Linked to a Volatile Index, Which May Adversely Affect Your Investment
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An Index to Which a Note Is Linked Could Be Changed or Become Unavailable
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We May Engage in Hedging Activities that Could Adversely Affect an Indexed Note
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Information About an Index or Indices May Not Be Indicative of Future Performance
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We May Have Conflicts of Interest Regarding an Indexed Note

The following risk factors are discussed in greater detail in the accompanying prospectus:

Risks Relating to Regulatory Resolution Strategies and Long-Term Debt Requirements

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The application of regulatory resolution strategies could increase the risk of loss for holders of our securities in the event of the resolution of Group Inc.
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The application of Group Inc.’s proposed resolution strategy could result in greater losses for Group Inc.’s security holders

TAX CONSIDERATIONS

You should review carefully the discussion in the accompanying preliminary pricing supplement under the caption “Supplemental Discussion of U.S. Federal Income Tax Consequences” concerning the U.S. federal income tax consequences of an investment in the securities, and you should consult your tax advisor.

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying ETF (including historical closing prices of the underlying ETF), the terms of the securities and certain risks.